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                                 CODE OF ETHICS


The responsibility of investment counsel is to render professional, unbiased and continuous advice to clients regarding their investments. STW shall devote itself primarily to the performance of this function and services incidental thereto.

Neither the firm nor any affiliate, principal or employee shall directly or indirectly engage in any activity which jeopardizes the firm's ability to render unbiased investment advice.

Our job is to provide professional guidance and advice in the management of investment capital for individuals, corporations, institutions and trusts. Standards of the profession require that we devote ourselves primarily to that function and that every effort be made to eliminate bias and potential conflicts of interest from our advice.

Investment counsel is oriented to the investment goals of each client as well as the relative merits of various investments. Thus, investment counsel provides advice which is continuous rather than incidental or occasional and which is predicated upon a broad understanding of the objectives, tax status and general circumstances of each client.

Investment counsel is based upon a continuing person-to-person relationship similar to that of other professions. All officers and partners of STW who have administrative or managerial responsibility, and all other individuals who have responsibility for the firm's investment policies, decisions or advice, shall be actively engaged in its investment counsel business.

No employee of STW shall participate in commissions derived from securities transactions carried out for a client.

No employee of STW shall participate in profits derived from securities transactions carried out for a client or engage in any significant financial transactions with companies in which it invests.

Principals and employees of STW shall avoid security transactions and activities for their own or for other non-client accounts which might conflict with or be detrimental to the interest of clients, or which are designed to profit by market effect of the firm's advice to its clients.